AMENDMENT NO.1 TO

SERVICES AGREEMENT

THIS AMENDMENT No.1 (“Amendment”) made as of September 21, 2021, by and between Allianz Variable Insurance Products Trust (“Client”), and Citi Fund Services Ohio, Inc. (“Service Provider”, and with the Client, the “Parties”), to that certain Services Agreement, dated January 1, 2021, between the Client and Service Provider (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain fund accounting and fund administration services for the Client; and

WHEREAS, the Parties now wish to amend Schedule 5 of the Agreement pursuant to this Amendment to account for certain updates to the fees assessed by the Service Provider to the Client.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Schedule 5 – Fee Schedule.

Schedule 5 to the Agreement is hereby deleted in its entirety and replaced with the Schedule 5 attached to the end of this Amendment.

2.	Representations and Warranties.

(a)     Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)     The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

3.	Miscellaneous.

(a)      This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)      Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.

No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)    Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)    This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Allianz Variable Insurance Products Trust	Citi Fund Services Ohio, Inc.

By: /s/ Brian Muench_______________	By: /s/ Dominic Crowe_________________

Name: Brian Muench_________________	Name: Dominic Crowe____________________

Title: President_____________________	Title: President_________________________

Date: September 27, 2021____________	Date: Sept. 28, 2021_____________________

Schedule 5 to Services Agreement

Fee Schedule

1.	Fees

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder.

All Fees shall be aggregated and paid monthly.

Asset Based Fees (applied to aggregate Trust assets, less assets of the AZL Moderate Index Strategy Fund):

First $4 Billion in Assets	4.70 bps
Next $2 Billion in Assets	4.00 bps
Next $2 Billion in Assets	2.00 bps
Assets greater than $8 Billion in Assets	1.00 bps

Aggregate Minimum Fee:

The sum of Allianz Variable Insurance Products Trust Asset Based Fees is subject to an annual minimum of $3,136,518. Any fund launches will result in the complex minimum increasing by $130,688.25 and any fund liquidations will result in the complex minimum decreasing by $130,688.25.

Annual Per Unit Fees:

Per Additional Class per fund	$5,750
Per Additional Sleeve per fund	$10,450
Per Fair Value portfolio	$5,750
SOC-1 / SSAE-18 Charges (per Class)	$125

AZL Moderate Index Strategy Fund Annual Per Unit Fees:

Per Fund	$48,100
Per Additional Class per Fund	$5,750
Per Fair Value portfolio	$5,750
SOC-1 / SSAE-18 Charges (per Class)	$125

Other Service Fee:

Annual Compliance Services Fees	$92,650

Performance Reporting Services at agreed upon rates.

OTC Derivatives Fees:

Per OTC Transaction	$5
Per OTC Position Per Month	$15

SECURITY PRICING FEES:

Asset Type	Monthly Fee ($)
Equities	1.20
Asset Backed	5.45
General Bonds	8.15
Government Bonds	3.45
Complex Debt	20.90

Listed Derivatives	1.20
Simple OTCs	12.95
Mid Tier OTCs	72.05
Complex OTCs	313.85

Notes:

1.	Monthly rates reflected are based upon current primary pricing vendor selections.
2.	Each “Asset Type” can typically be expected to include the following security types:
•	Equities: Domestic Equity, Foreign Equity Warrants
•	Asset Backed: ABS, MBS, CMO’s, CMBs
•	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds
•	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipals Bonds
•	Complex Debt: Bank Loans
•	Listed Derivatives: Futures, Options
•	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swaps
•	Mid Tier OTC: Total Return Swaps; Asset Swaps, Cross Currency Swaps; Credit Default Swaps
•	Complex OTC: Exotic Options, Volatility Swaps; CDOs; CLOs
3.	Security Pricing Valuation Services will not be subject to annual fee increase.

FORM N-PORT

Tier	Description	Annual Fee (per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$12,025
Tier 2	Fixed Income Funds* holding 0-500 securities and Equity Funds holding 0-500 securities	$14,650
Tier 3	All Fixed Income and Equity Funds holding > 500 securities	$18,800

Sleeve Fee:    An additional fee will apply per sleeve      $1,050

*Fixed Income Funds are defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note: Each Fund will be designated as a specific “tier” upon the commencement of the N-PORT filing service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

LIQUIDITY RISK MANAGEMENT

Tier	Description	Annual Fee (per Fund)
Tier 1	All Funds holding < 50 securities	$2,050
Tier 2	All Funds holding 50-500 securities	$3,075
Tier 3	All Funds holding > 500 securities	$4,075

Note: Each Fund will be designated as a specific “tier” upon the commencement of the Liquidity Risk Management service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

2.	Out-of-Pocket Expenses and Miscellaneous Charges:

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

(A)	Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

(ii)

All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;

(iii)	The cost of obtaining security and issuer information;

(iv)	The cost for storage of records or other materials and data;

(v)

Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of services to be provided hereunder, including print production charges incurred;

(vi)	All copy charges;

(vii)	Any expenses Service provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(viii)	All systems-related expenses associated with the provision of special reports;

(ix)	The cost of tax data services;

(x)

Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board / client meetings; and

(xi)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

(B)	Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)

System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(ii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $15 per hour;

(iii)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(iv)	Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Client;

(v)	Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Funds’ portfolio;

(vi)	Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review;

(vii)	The Client’s portion of SOC 1 (or any similar report) expenses, to the extent applicable;

(viii)	Check and payment processing fees; and

(ix)	Costs of rating services.

3.	Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, with written notice to the Client at least 90 days prior to the annual contract anniversary, the Service Provider may annually increase the fixed fees and other fees expressed stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published. Service Provider shall provide Client with 60 days written notice prior to an increase, with the understanding that such notice shall not include the increase as such amount will not be known.